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                                                                    EXHIBIT 12.1



                       EQUITY OFFICE PROPERTIES TRUST AND
                           EQUITY OFFICE PREDECESSORS
                  STATEMENTS REGARDING COMPUTATION OF RATIOS
                               (DOLLARS IN 000'S)

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

                                                      Equity Office             Equity Office           Equity Office
                                                    Properties Trust        Properties Trust for     Properties Trust for
                                                         for the               the period from         the period from
                                                       Year Ended           July 11, 1997 through      January 1, 1997
                                                    December 31, 1998         December 31, 1997     through July 10, 1997
                                                  --------------------       -------------------------------------------
Net Income before preferred                            $  380,328                 $   94,962                 $   49,173
distributions, minority interests -
Operating Partnerships, gains from
sales of property, provision for value
impairment and extraordinary items

Plus Fixed Charges:
Interest expense                                          338,611                     76,675                     80,481
Interest expense from unconsolidated subsidiaries           8,580
Loan amortization cost                                      6,404                      4,179                      2,771
Taxes                                                       1,664                          0                          0
                                                  -----------------          -------------------------------------------

Earnings                                               $  735,587                 $  175,816                 $  132,425
                                                  =================          ===========================================
Fixed Charges:
Interest expense                                       $  338,611                 $   76,675                 $   80,481
Interest expense from unconsolidated subsidiaries           8,580                          0                          0
Capitalized interest                                       15,077                      1,890                      3,669
Loan amortization cost                                      6,404                      4,179                      2,771
Preferred dividends                                        32,202                        649                          0
                                                  -----------------          -------------------------------------------

Total Fixed Charges                                    $  400,874                 $   83,393                 $   86,921
                                                  =================          ===========================================

Ratio of earnings to combined fixed charges
  and preferred share distributions                           1.8                        2.1                        1.5
                                                  =================          ===========================================





                                                                          Equity Office Predecessors
                                                                              Combined Historical
                                                                           Years Ended December 31,
                                                                1996                  1995                 1994
                                                         ------------------------------------------------------------
Net Income before preferred
distributions, minority interests -
Operating Partnerships, gains from
sales of property, provision for value
impairment and extraordinary items                      $      68,087            $     23,436        $       14,857

Plus Fixed Charges:
Interest expense                                              119,595                 100,566                59,316
Interest expense from unconsolidated subsidiaries
Loan amortization cost                                          4,275                   2,025                 1,568
Taxes                                                               0                       0                     0
                                                         ------------------------------------------------------------
Earnings                                                 $    191,957            $    126,027        $       75,741
                                                         ============================================================
Fixed Charges:
Interest expense                                          $   119,595            $    100,566        $       59,316
Interest expense from unconsolidated subsidiaries                   0                       0                     0
Capitalized interest                                            4,640                   1,682                     0
Loan amortization cost                                          4,275                   2,025                 1,568
Preferred dividends                                                 0                       0                     0
                                                         ------------------------------------------------------------
Total Fixed Charges                                      $    128,510            $    104,273        $       60,884
                                                         ============================================================
Ratio of earnings to combined fixed charges
  and preferred share distributions                               1.5                     1.2                   1.2
                                                         ============================================================






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